Exhibit 97

Elevance Health, Inc.
Incentive Compensation Recoupment Policy
I.    Introduction.
The Board of Directors of Elevance Health, Inc. (the “Company”) believes that it is in the best interest of the Company and its shareholders to create and maintain a culture that emphasizes trustworthiness and accountability, demonstrates good leadership, and reinforces the Company’s pay-for-performance compensation philosophy. The Board has adopted this policy, which provides for the recoupment of certain executive compensation in the event of situations that involve certain accounting restatements, violations of agreed upon covenants or actions that harm the Company’s reputation, all as further described in this policy (the “Policy”).
II.    Definitions. For purposes of the Policy, the following terms have the meanings set forth below:
A.“Board” means the Company’s Board of Directors or any authorized committee of the Company’s Board of Directors.
B.“Exchange” means the New York Stock Exchange, or if the Company’s securities are not listed on the New York Stock Exchange, the national securities exchange on which the Company’s securities are listed.
C.“Equity Compensation” means awards under the Elevance Health, Inc. Incentive Compensation Plan, as amended and restated effective June 28, 2022, and predecessor or successor equity plans and any other award whose value is based on the Company’s stock (if granted outside an equity plan) or the stock of any entity acquired by the Company or its affiliates; provided that, “Equity Compensation” shall not include any awards which constitute Incentive-Based Compensation.
D.“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also “Financial Reporting Measures.” A “Financial Reporting Measure” need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission (“SEC”).
E.“Incentive-Based Compensation” means any compensation (whether paid in cash, stock, credited to a deferred compensation program or otherwise) that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
F."Incentive Cash Payments" include, but are not limited to, annual bonuses, long-term bonuses, if any, and any other special performance-based bonuses (e.g., retention bonuses), whether paid in cash or credited to a deferred compensation program; provided that, “Incentive Cash Payments” shall not include any compensation which constitutes Incentive-Based Compensation.
G."Misconduct" means actions involving fraud or such other actions as determined by the Board (or, if authorized by the Board, a committee of the Board), in its sole discretion, and as further described in this Policy. In making such determination, the Board will not be bound by determinations by management or by any committee of the Board that an Officer has or has not met any particular standard of conduct under law or Company policy.

Exhibit 97
H."Officer" means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, and any other person who performs similar policy-making functions for the Company. For purposes of this Policy, each person who is an “officer” as defined under Section 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be an Officer.
I.“Received” means, for purposes of determining when Incentive-Based Compensation is received, the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
J.“Recovery Period” means the three completed fiscal years immediately preceding the Restatement Date.
K.“Restatement” means an accounting restatement that the Company is required to prepare due to its material noncompliance with any financial reporting requirement under the federal securities laws (commonly referred to as a “Big R” restatement), including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “Little r” restatement).
L.“Restatement Date” means the earlier of (1) the date the Board or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (2) the date that a court, regulator or other legally authorized body directs the Company to prepare a Restatement.
M.“Restrictive Covenants” means any confidentiality, non-competition, non-solicitation and/or non-disparagement obligation to which an Officer is bound, whether pursuant to any employment agreement, compensation plan, equity compensation agreement or other agreement with the Company.
III.    Events for Recoupment
A.Mandatory Recoupment in the Event of Restatements
In the event the Company is required to prepare a Restatement, the Company shall reasonably promptly recover from an Officer, and such Officer shall forfeit or, if applicable, reimburse the Company for, the amount of any erroneously awarded Incentive-Based Compensation that is Received by such Officer during the Recovery Period. The amount of erroneously Received Incentive-Based Compensation will be the excess of the Incentive-Based Compensation Received by the Officer (whether in cash or shares) based on the erroneous data in the original financial statements over the Incentive-Based Compensation (whether in cash or in shares) that would have been Received by the Officer had it been based on the restated results, without regard to any tax liabilities incurred or paid by the Officer.
For Incentive-Based Compensation based on Company stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Restatement, (1) the amount shall be based on the Company’s reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received and (2) the Company shall maintain documentation of the determination of that reasonable estimate and provide such estimate to the Exchange.

Exhibit 97
This Section III.A. covers all persons who are Officers at any time during the Recovery Period for which Incentive-Based Compensation is Received. Incentive-Based Compensation shall not be recovered under this Section III.A. to the extent Received by any person before the date the person was determined to be an Officer.
No recovery shall be required pursuant to this Section III.A. if any of the following conditions are met and the Compensation and Talent Committee of the Board determines that, on such basis, recovery would be impracticable:
•The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered, provided that prior to making a determination that it would be impracticable to recover any Incentive-Based Compensation based on the expense of enforcement, the Company shall have made a reasonable attempt to recover the Incentive-Based Compensation, have documented such reasonable attempts(s) to recover the Incentive-Based Compensation, and provided the documentation to the Exchange.
•Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, prior to making a determination that it would be impracticable to recover any Incentive-Based Compensation based on a violation of home country law, the Company shall have obtained an opinion of home country counsel acceptable to the Exchange that recovery would result in such violation, and provided a copy of such opinion to such stock exchange; or
•Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and U.S. Treasury regulations promulgated thereunder.
B.    Discretionary Recoupment in the Event of Restatements
In the event the Company is required to prepare a Restatement and the provisions of Section III.A. of the Policy do not apply to an Officer’s Equity Compensation because such Equity Compensation does not constitute Incentive-Based Compensation, then the Board, in its discretion, may require such Officer to (1) forfeit any such Equity Compensation that has been granted or earned, but is unpaid, (2) reimburse the Company for any such Equity Compensation previously paid to the Officer during the Recovery Period, and/or (3) reimburse the Company for any profits realized from the sale of the Company’s stock during the Recovery Period.

In addition, in the event the Company is required to prepare a Restatement and the provisions of Section III.A. and/or the preceding paragraph of this Section III.B. do not apply because the applicable compensation was Received by (or, in the case of Equity Compensation, granted to) any person before the date the person was determined to be an Officer, then the Board, in its discretion, may require such person to (1) forfeit such compensation and/or (2) reimburse the Company for such compensation.

C.    Violation of Restrictive Covenants
In the event a current or former Officer violates a Restrictive Covenant, the Board may, in its discretion, require the Officer to forfeit any earned, but unpaid Incentive-Based Compensation, Incentive Cash Payments, and/or Equity Compensation and/or reimburse the Company for any Incentive-Based Compensation, Incentive Cash Payments, and/or Equity Compensation paid (1) in the 12 month period preceding the violation or (2) at any time following the violation before the violation was discovered.

Exhibit 97
D.    Misconduct
In the event a current or former Officer has engaged in Misconduct, as further defined in this Section, the Board may, in its discretion, require the Officer to (1) forfeit any earned, but unpaid Incentive-Based Compensation, Incentive Cash Payments, and/or Equity Compensation, and/or (2) reimburse the Company for any Incentive-Based Compensation, Incentive Cash Payments, and/or Equity Compensation previously paid to the Officer during the three year period that ends when the Board makes a determination that Misconduct has occurred. For the avoidance of doubt, the lookback period in the preceding sentence only applies to the scope of Incentive-Based Compensation, Incentive Cash Payments, and/or Equity Compensation that may be subject to reimbursement, but such reimbursement may relate to Misconduct that occurred before such lookback period began. The amount of any such forfeiture and/or reimbursement shall be determined by the Board, in its discretion, taking into account the magnitude and circumstances of the Misconduct.
For purposes of this Section, Misconduct includes breach of the Company’s code of conduct and intentional actions or a gross dereliction of the duty to reasonably monitor, supervise and/or manage the applicable conduct and risks that the Board determines has resulted in significant financial or reputational harm to the Company’s commercial interests and/or its market valuation.
IV.    Method of Recoupment
The Board shall determine, in its sole discretion, the method of recovering any compensation pursuant to this Policy, consistent with applicable law, including withholding any amount due from future compensation.

V.    Effect of the Policy
This Policy is not intended to amend or modify any right or obligation to pay or credit any amount due under any incentive compensation, equity and/or deferred compensation plan, as distinguished from the right to recoup compensation previously paid or credited.
VI.    No Indemnification
The Company shall not indemnify any Officer against the loss of any compensation subject to the Policy (whether in the form of cash or equity), nor shall the Company pay or reimburse any Officer for premiums incurred or paid for any insurance policy to fund such Officer’s potential recovery obligations.
VII.    Reporting, Disclosure and Monitoring
The Company shall make all required disclosures and filings with the Securities and Exchange Commission (the “SEC”) and the Exchange with respect to this Policy in accordance with the requirements of the Federal securities laws and applicable listing rules, including the disclosures required in applicable SEC filings.
VIII.    Interpretation
The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and Rule 10D-1 (or any successor statute or rule) and any other applicable rules or listing standards adopted by the SEC or the Exchange.
In furtherance of the foregoing, Section III.A. of this Policy is intended to comply with Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, and Section 303A.14 of the NYSE Listed Company Manual.

Exhibit 97
IX.    Amendment; Termination
The Board may amend or terminate this Policy at any time in its discretion, subject to any limitations under applicable law and listing requirements. Without limiting the foregoing, the Board may amend this Policy as it deems necessary to reflect any regulations adopted by the SEC and to comply with any rules or standards adopted by the Exchange.
X.    Other Recoupment Rights
The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any employment agreement, equity award agreement, equity incentive plan, cash incentive plan or similar agreement, plan, or policy and any other legal remedies available to the Company. In addition to recovery of compensation as provided for in this Policy, the Board may take any and all other actions as it deems necessary, appropriate and in the Company’s best interest in connection with a Recoupment Event described in Section III, and nothing in this Policy limits the Company’s rights to take appropriate actions. For the avoidance of doubt, the provisions of this Policy shall not be amended or superseded by the terms of any other agreement, plan or policy applicable to an Officer.
XI.    Effective Date
This Policy was originally effective as of October 1, 2009 and was amended on July 1, 2018 and March 28, 2019. This Policy is hereby amended and restated effective as of October 3, 2023 (the “Effective Date”) to comply with Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, and Section 303A.14 of the NYSE Listed Company Manual, which require the recovery of certain Incentive-Based Compensation in the case of a Restatement. For the avoidance of doubt, this Policy shall apply to any Incentive-Based Compensation that is Received by any Covered Officer on or after the Effective Date that results from attainment of a Financial Reporting Measure based on or derived from financial information for any fiscal period ending on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted, or paid to such Covered Officer prior to the Effective Date.